As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HIPPO HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0662604
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Forest Avenue

Palo Alto, California 94301

(Address of Principal Executive Offices) (Zip Code)

HIPPO HOLDINGS INC. 2021 INCENTIVE AWARD PLAN

HIPPO HOLDINGS INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

HIPPO ENTERPRISES INC. 2019 STOCK OPTION AND GRANT PLAN

Assaf Wand

Chief Executive Officer

150 Forest Avenue

Palo Alto, California 94301

(Name and Address of Agent For Service)

(650) 294-8463

(Telephone Number, including area code, of agent for service)

Copies to:

Tad J. Freese, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Tracy Bowden General Counsel Hippo Holdings Inc. 150 Forest Avenue Palo Alto, California 94301 Tel.: (650) 294-8463

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, that may be issued under the Hippo Holdings Inc. 2021 Incentive Award Plan(2)	78,000,000(2)	$4.57(3)	$356,655,000(3)	$38,911.06
Common Stock, par value $0.0001 per share, that may be issued under the Hippo Holdings Inc. 2021 Employee Stock Purchase Plan	13,000,000(4)	$3.88(5)	$50,526,125	$5,512.40
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Hippo Enterprises Inc. 2019 Stock Option and Grant Plan	38,071,958(6)	$1.00(7)	$38,071,958	4,153.65
TOTAL	129,071,958	N/A	$445,253,083	$41,274.96

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Hippo Holdings Inc. 2021 Incentive Award Plan (the “Equity Incentive Plan”), the Hippo Holdings Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Hippo Enterprises Inc. 2019 Stock Option and Grant Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of Common Stock that may be issued under the Equity Incentive Plan. To the extent that shares previously issued pursuant to awards granted under the 2019 Plan are reacquired by the Registrant after the effective date of the Equity Incentive Plan, or if outstanding awards granted under the 2019 Plan are forfeited, expire or lapse unexercised after the effective date of the Equity Incentive Plan, such shares will become available for issuance under the Equity Incentive Plan, subject to the limits set forth in such plan. In general, to the extent that any awards under the Equity Incentive Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are settled in cash or if shares issued under the Equity Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Equity Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $4.57 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on September 28, 2021.

(4)	Represents shares of Common Stock reserved for issuance under the ESPP.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the New York Stock Exchange on September 28, 2021, multiplied by 85%.

(6)	Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2019 Plan, as assumed by the registrant.
(7)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.00 per share represents the weighted average exercise price per share of outstanding awards under the 2019 Plan, as assumed by the registrant.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Hippo Holdings Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

a)	the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the Commission on May 11, 2021;

b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 17, 2021 and August 16, 2021, respectively;

c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2021, March  4, 2021, May 11, 2021, July  30, 2021, August 2, 2021, August  5, 2021 and August 16, 2021, in each case excluding Items 2.02 and 7.01; and

d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 16, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Registrant’s Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the DGCL, and the Registrant’s Bylaws provide that it will indemnify them to the fullest extent permitted by such law. The Registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Registrant or was serving at its request in an official capacity for another entity. The Registrant must indemnify its officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require the Registrant to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant. Any claims for indemnification by the Registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against us and may reduce the amount of money available to the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of Hippo Holdings Inc.	8-K	001-39711	3.1	August 5, 2021

4.2	Bylaws of Hippo Holdings Inc.	8-K	001-39711	3.2	August 5, 2021

5.1	Opinion of Latham & Watkins LLP.					X

23.1	Consent of WithumSmith+Brown, PC.					X

23.2	Consent of Ernst & Young LLP.					X

23.3	Consent of Mazars USA LLP.					X

23.4	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).					X

24.1	Powers of Attorney (included on the signature page of this Registration Statement).					X

99.1	Hippo Holdings Inc. 2021 Incentive Award Plan.	8-K	001-39711	10.7	August 5, 2021

99.2	Form of Stock Option Agreement under the Hippo Holdings Inc. 2021 Incentive Award Plan.	8-K	001-39711	10.8	August 5, 2021

99.3	Form of Restricted Stock Unit Award Agreement under the Hippo Holdings Inc. 2021 Incentive Award Plan.	8-K	001-39711	10.9	August 5, 2021

99.4	Hippo Holdings Inc. 2021 Employee Stock Purchase Plan.	8-K	001-039711	10.6	August 5, 2021

99.5	Hippo Enterprises Inc. 2019 Stock Option and Grant Plan.					X

99.6	Form of Stock Option Agreement under Hippo Enterprises Inc. 2019 Stock Option Grant Plan					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 4th day of October, 2021.

HIPPO HOLDINGS INC.

By:	/s/ Assaf Wand
Assaf Wand
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Assaf Wand, Stewart Ellis and Tracy Bowden acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Assaf Wand	Director, Co-Founder and Chief Executive Officer (Principal Executive Officer)	October 4, 2021
Assaf Wand

/s/ Stewart Ellis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2021
Stewart Ellis

/s/ Amy Errett	Director	October 4, 2021
Amy Errett

/s/ Eric Feder	Director	October 4, 2021
Eric Feder

/s/ Lori Dickerson Fouché	Director	October 4, 2021
Lori Dickerson Fouché

/s/ Hugh R. Frater	Director	October 4, 2021
Hugh R. Frater

/s/ Noah Knauf	Director	October 4, 2021
Noah Knauf

/s/ Sam Landman	Director	October 4, 2021
Sam Landman

/s/ Sandra Wijnberg	Director	October 4, 2021
Sandra Wijnberg

/s/ Richard McCathron	Director	October 4, 2021
Richard McCathron